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                                                                    EXHIBIT 99.1


[GENCORP LOGO]                                                Rosemary B. Younts
                                                          Sr. VP, Communications
                                                                  (916) 351-8650
                                                                  (916) 804-7820
NEWS RELEASE
                                                                    Yasmin Seyal
                                                                 Sr. VP, Finance
                                                                  (916) 351-8585

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------



               GENCORP ANNOUNCES COMPLETION OF AEROJET EIS SALE TO
                                NORTHROP GRUMMAN


         SACRAMENTO, CALIFORNIA, October 22, 2001 - GenCorp (NYSE: GY) today announced that its aerospace and defense unit, Aerojet-General Corporation, has completed the sale of its Electronic and Information Systems (EIS) business to Northrop Grumman Corporation (NYSE: NOC) for $315 million in cash. Included in the sale are EIS operations in Azusa, California and in Boulder and Colorado Springs, Colorado. The EIS business employs 1,234 people at these locations and had sales of $323 million in 2000.

         Following the sale, the seller, Aerojet-General, retains pre-closing environmental liabilities for the EIS business, but will continue to recover 88% of its environmental costs from the federal government. In addition, Aerojet-General will provide at least $49 million in cash and GenCorp will guarantee another $25 million toward remediation of the U.S. Environmental Protection Agency's Baldwin Park Operable Unit in the San Gabriel Valley where the EIS Azusa facility is located.

         "With the successful completion of this transaction we will see significant improvements in GenCorp's balance sheet and a reduction of existing debt. Importantly, the sale will facilitate growth for Aerojet's Missile and Space Propulsion business and evolving real estate strategies in Sacramento," said Chairman and CEO Bob Wolfe. The Company expects shareholders' equity to grow, and debt to decrease significantly.

         "Moving forward, acquisitions that compliment or enhance Aerojet's Sacramento business base are a priority, in parallel with our efforts to realize value from our vast property holdings in Sacramento," Wolfe said.

         The Aerojet Missile and Space Propulsion business in Sacramento, unaffected by the sale, remains a leading supplier of both liquid engines and solid rocket motors for strategic and






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tactical defense systems, as well as manned and unmanned launch missions, among them the new Atlas V medium-to-heavy lift launch vehicle, the Space Shuttle, Titan and Delta.

         GenCorp is a technology-based manufacturer with leading positions in aerospace and defense, automotive and pharmaceutical fine chemical industries. For more information, visit the Company's Web site at www.gencorp.com.